Exhibit 99.1

Caesars Entertainment Announces Sale of the Rio to Company Controlled by a Principal of Imperial Companies

LAS VEGAS, September 23, 2019 – Caesars Entertainment Corporation (NASDAQ: CZR) (“Caesars” or “Caesars Entertainment”), one of the world’s most diversified casino-entertainment providers, today announced it has signed an agreement to sell the Rio All-Suite Hotel & Casino (the “Rio”) to a company controlled by a principal of Imperial Companies (the “Buyer”) for $516.3 million, which implies a strong sales price to EBITDA multiple.

Under the terms of the agreement, Caesars will continue to operate the property pursuant to a lease for a minimum of two years and pay annualized rent of $45 million. The Buyer has the option to pay Caesars $7 million to extend the lease under similar terms for a third year. At the end of the lease term and at the request of the Buyer, Caesars may continue to manage Rio or may provide transition services to the Buyer.

“This deal allows Caesars Entertainment to focus our resources on strengthening our attractive portfolio of recently renovated Strip properties and is expected to result in incremental EBITDA at those properties,” said Tony Rodio, CEO of Caesars Entertainment. “The retention of the World Series of Poker and retention of Caesars Rewards customers are all factors that make this a valuable transaction for Caesars.”

The agreement allows for co-ownership of Rio-specific guest data and places no restrictions on Caesars’ marketing activities. The Rio will continue to be part of the Caesars Rewards network during the lease term, and the transaction is not expected to result in any changes to the guest experience. The World Series of Poker will be hosted at the Rio in 2020 and hosting rights will remain with Caesars Entertainment thereafter.

Further details on the transaction are available in the Form 8-K to be filed with the Securities and Exchange Commission. The transaction is expected to close in the fourth quarter of 2019, subject to regulatory approvals and other customary closing conditions.

About Caesars Entertainment

Caesars Entertainment is one of the world’s most diversified casino-entertainment providers and the most geographically diverse U.S. casino-entertainment company. Since its beginning in Reno, Nevada, in 1937, Caesars Entertainment has grown through development of new resorts, expansions and acquisitions. Caesars Entertainment’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. Caesars Entertainment’s portfolio also includes the Caesars Entertainment UK family of casinos. Caesars Entertainment is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. Caesars Entertainment is committed to its employees, suppliers, communities and the environment through its PEOPLE PLANET PLAY framework. For more information, please visit www.caesars.com/corporate.

Forward-Looking Statements

This press release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts and by the use of words such as “expect,” “intend,” “may,” “continue,” “subject to,” and “will,” or the negative or other variations thereof or comparable terminology. These forward-looking statements are based on current expectations and projections about future events.

You are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance and results of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: the fact that the transactions contemplated by the purchase and sale agreement may not be completed on the terms contemplated or at all as they are conditioned upon receipt of regulatory approvals, counterparty lender and holder consents, other third-party approvals and other conditions; potential adverse reactions or changes to business, customer, management or employee relationships, including those resulting from the announcement or completion of the contemplated transactions; the possibility that the anticipated operating results and other benefits of the contemplated transactions are not realized when expected or at all; shutdown costs or transition costs at the end of the Lease Period; local risks including proximate competition, potential competition, customer retention, legislative risks, and local relationships; risks associated with increased leverage from the contemplated transactions, including the risk of non-payment by counterparty borrowers; and other factors described from time to time in our reports filed with the Securities and Exchange Commission.

You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date of this filing. Caesars undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this filing or to reflect the occurrence of unanticipated events, except as required by law.

Contacts

Media:

Stephen Cohen

(212) 886-9332

Investors:

Steven Rubis

(702) 407-6462